Exhibit 99.1

NEWS RELEASE Investor Contacts Lisa Elliott, DRG&L lelliott@drg-l.com/ 713-529-6600 C&J Energy Services, Inc. Danielle Hunter, Senior Counsel dhunter@cjenergy.com (713) 260-9900
C&J Energy Services Announces Second Quarter 2011 Results
Second quarter EPS up 13.3% sequentially to $0.68 on revenues of $182.2 million
HOUSTON, TEXAS, August 31, 2011 — C&J Energy Services, Inc. (NYSE:CJES) (“C&J” or the “Company”) today reported net income of $33.2 million, or $0.68 per diluted share, for the three months ended June 30, 2011 compared with net income of $29.1 million, or $0.60 per diluted share, for the first quarter of 2011 and net income of $1.7 million, or $0.04 per share, for the same quarter a year ago. The increase in second quarter net income was primarily due to the contribution of additional hydraulic fracturing equipment, increased demand for C&J’s services and improved pricing. Revenues for the second quarter of 2011 grew 43% to $182.2 million compared to $127.2 million for the first quarter of 2011 and 336% compared to revenue of $41.8 million for the same quarter a year ago. Second quarter 2011 results included $4.9 million in loss on early extinguishment of debt, net of tax ($0.10 per diluted share).
The Company reported total earnings before net interest expense, income taxes, depreciation and amortization, loss on early extinguishment of debt and net gain or loss on disposal of assets (“Adjusted EBITDA”) of $65.8 million in the second quarter of 2011, compared to $51.9 million for the previous quarter and $13.4 million for the second quarter of 2010. Adjusted EBITDA is not a measure determined in accordance with generally accepted accounting principles (“GAAP”) and is therefore reconciled to the nearest comparable GAAP financial measure, net income, in the accompanying financial tables.
“I am very pleased with our second quarter results, which continued our historical achievement of substantial quarter-over-quarter growth,” commented Josh Comstock, Chairman, President and Chief Executive Officer. “In April 2011, we deployed our fourth hydraulic fracturing fleet, Fleet 4, to work primarily in the Haynesville Shale under a long term contract. Our organic fleet expansion and continued focus on highly complex well completion projects produced significant increases in quarterly revenues and earnings. We averaged monthly revenue per unit of horsepower of $371 during the quarter, which we believe to be higher than the comparable performance of our peers. In addition, with zero debt currently and full access to our new $200.0 million revolving credit facility, we are well positioned for future organic growth and opportunistic acquisitions as we continually look to capitalize on new opportunities in unconventional resource plays.”
C&J took delivery of its fifth hydraulic fracturing fleet, Fleet 5, near the end of July, bringing the aggregate horsepower of the Company’s fleets to 172,000. All five of the Company’s hydraulic fracturing fleets are operating under term contracts. In addition, C&J has three hydraulic fracturing fleets on order with delivery and deployment of those fleets expected in the fourth quarter of 2011, the first half of 2012 and the second half of 2012, respectively. The Company also has three new coiled tubing units on order, all of which are expected to be delivered and deployed before the end of this year. With the addition of these new units, the Company will have a fleet of 18 coiled tubing units by the end of 2011.

Capital expenditures totaled $35.3 million in the second quarter of 2011, $33.1 million of which was for expansion capital.
In April 2011, C&J completed its acquisition of Total E&S, Inc. (“Total”). Total is constructing the hydraulic fracturing pumps for all three of the Company’s on-order hydraulic fracturing fleets as well as several coiled tubing units and pressure pumps. Following the acquisition of Total, the Company acquired approximately ten acres of adjacent property and began construction of an approximate 36,000 square foot manufacturing facility. By significantly increasing Total’s manufacturing capacity, the Company expects to further increase its ability to service its hydraulic fracturing, coiled tubing and pressure pumping businesses as well as existing and future third-party customers.
Results for the Six Months Ended June 30, 2011
For the six months ended June 30, 2011, C&J reported net income of $62.3 million, or $1.28 per diluted share, on revenues of $309.4 million, compared to net income of $4.0 million, or $0.08 per diluted share, on revenues of $74.4 million for the six months ended June 30, 2010. The results for the six months ended June 30, 2011 included approximately $4.9 million in loss on early extinguishment of debt, net of tax ($0.10 per diluted share). For the six months ended June 30, 2011, C&J reported Adjusted EBITDA of $117.7 million compared to $22.6 million for the six months ended June 30, 2010. Capital expenditures for the period totaled $65.1 million, $61.1 million of which was for expansion capital.
Initial Public Offering
On July 28, 2011, the Company announced its initial public offering of 11,500,000 shares of common stock at a price to the public of $29.00 per share, of which 4,300,000 shares were sold by the Company, resulting in net proceeds to the Company of approximately $113.0 million. The underwriters subsequently exercised their over- allotment option with respect to an additional 1,725,000 shares sold by certain selling stockholders, from which the Company received no additional net proceeds. Net proceeds to the Company of approximately $113.0 million were used to repay all outstanding debt under the Company’s new revolving credit facility and to partially fund the purchase price of the Company’s on-order hydraulic fracturing fleets.
Conference Call Information
The Company will host a conference call on Thursday, September 1, 2011 at 9:00 a.m. Central Time to discuss its second quarter 2011 financial and operating results. Interested parties may listen to the conference call via a live webcast accessible on the Company’s website at http://www.cjenergy.com or by dialing (888) 679-8035, and entering passcode 52467670 (please dial-in approximately 15 minutes before the scheduled call time). A replay of the conference call will be available on the Company’s website for 12 months following the call or by dialing (888) 286-8010, and entering passcode 33265085 for one week following the call.
About C&J Energy Services, Inc.
C&J Energy Services, Inc. is an independent provider of hydraulic fracturing, coiled tubing and pressure pumping services with a focus on complex, technically demanding well completions. The Company has historically operated in South Texas, East Texas/North Louisiana and Western Oklahoma.

Forward-Looking Statements and Cautionary Statements
This news release (and oral statements made regarding the subjects of this release, including on the conference call announced herein) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the Company’s business outlook and business plans, future financial position, liquidity and capital resources, operations, performance, acquisitions, returns, capital expenditure budgets, costs and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such forward-looking statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the factors discussed or referenced in the “Risk Factors” section of the Company’s most recent Form 10-Q filing and those set forth from time to time in other of the Company’s filings with the Securities and Exchange Commission. These risks include, but are not limited to, risks relating to economic conditions; volatility of crude oil and natural gas commodity prices; delays in or failure of delivery of our new fracturing fleets or future orders of specialized equipment; the loss of or interruption in operations of one or more key suppliers; oil and gas market conditions; the effects of government regulation, permitting and other legal requirements, including new legislation or regulation of hydraulic fracturing; operating risks; the adequacy of our capital resources and liquidity; weather; litigation; competition in the oil and natural gas industry; costs and availability of resources; and other important factors that could cause actual results to differ materially from those projected.
Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

C&J Energy Services, Inc.
Consolidated Statements of Operations
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenue	$182,171	$41,803	$309,375	$74,440

Cost of sales	110,068	27,118	180,116	50,294

Gross profit	72,103	14,685	129,259	24,146

Selling, general and administrative expenses	11,703	3,847	20,528	6,715

(Gain)/loss on sale/disposal of assets	17	1,599	(73)	1,582

Operating income	60,383	9,239	108,804	15,849

Other income (expense):
Interest expense, net	(1,200)	(6,580)	(3,158)	(9,578)
Loss on early extinguishment of debt	(7,605)	—	(7,605)	—
Other income (expense), net	(27)	(4)	(39)	43

Total other expense, net	(8,832)	(6,584)	(10,802)	(9,535)

Income before income taxes	51,551	2,655	98,002	6,314

Income tax expense	18,313	938	35,679	2,354

Net income	$33,238	$1,717	$62,323	$3,960

Net income per common share:
Basic	$0.70	$0.04	$1.31	$0.09

Diluted	$0.68	$0.04	$1.28	$0.08

Weighted average common shares outstanding:
Basic	47,499	46,323	47,499	46,323

Diluted	48,656	47,972	48,677	47,404

C&J Energy Services, Inc.
Consolidated Balance Sheets
(In thousands)

	June 30,	December 31,
	2011	2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,634	$2,817
Accounts receivable, net of allowance of $673 at June 30, 2011 and $509 at December 31, 2010	92,569	44,354
Inventories, net	18,082	8,182
Prepaid and other current assets	8,904	3,768
Deferred tax assets	755	265

Total current assets	127,944	59,386
Property, plant and equipment, net of accumulated depreciation of $35,217 at June 30, 2011 and $27,712 as of December 31, 2010	152,354	88,395
Other assets:
Goodwill	65,057	60,339
Intangible assets, net of accumulated amortization of $5,679 at June 30, 2011 and $4,498 at December 31, 2010	27,891	5,768
Deposits on equipment under construction	3,535	8,413
Deferred financing costs, net of accumulated amortization of $117 at June 30, 2011 and $506 at December 31, 2010	2,801	3,190
Other noncurrent assets, net	600	597

Total assets	$380,182	$226,088

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$40,563	$13,085
Current portion of long-term debt	—	27,222
Accrued expenses	11,325	8,179
Accrued taxes	649	6,525
Customer advances and deposits	6,469	4,000
Other current liabilities	33	33

Total current liabilities	59,039	59,044
Long-term debt	105,000	44,817
Deferred tax liabilities	39,169	12,058
Deferred income	707	723
Other long-term liabilities	228	—

Total liabilities	204,143	116,642
Stockholders’ equity
Common stock, par value of $.01, 100,000,000 shares authorized, 47,499,074 issued and outstanding	475	475
Additional paid-in capital	82,558	78,288
Retained earnings	93,006	30,683

Total stockholders’ equity	176,039	109,446

Total liabilities and stockholders’ equity	$380,182	$226,088

C&J Energy Services, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2011	2010
Cash flows from operating activities:
Net income	$62,323	$3,960
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,987	5,121
Deferred income taxes	22,734	2,022
Provision for doubtful accounts, net of write-offs	135	70
(Gain) loss on sale of assets	(73)	1,582
Loss on change in fair value of warrant liability	—	6,250
Stock-based compensation expense	4,270	65
Non cash paid in kind interest expense	—	278
Amortization of deferred financing costs	408	303
Write-off of deferred financing costs related to early extinguishment of debt	2,899	—
Net effect of changes in assets and liabilities related to operating accounts	(36,926)	(2,819)

Cash provided by operating activities	64,757	16,832

Cash flows from investing activities:
Purchases of and deposits on property and equipment	(65,130)	(7,071)
Payments made to acquire Total E&S, Inc., net of cash acquired	(27,225)	—
Proceeds from sale of property and equipment	2,372	25

Cash used in investing activities	(89,983)	(7,046)

Cash flows from financing activities:
Payments on revolving debt, net	(3,100)	(34,964)
Proceeds from long-term debt	119,850	65,000
Repayments of long-term debt	(83,789)	(28,059)
Repayments of capital lease obligations	—	(27)
Financing costs	(2,918)	(2,565)

Cash provided by (used in) financing activities	30,043	(615)

Net increase in cash and cash equivalents	4,817	9,171
Cash and cash equivalents, beginning of period	2,817	1,178

Cash and cash equivalents, end of period	$7,634	$10,349

Supplemental cash flow disclosure:
Cash paid for interest	$2,609	$1,044

Cash paid for taxes	$18,810	$238

C&J Energy Services, Inc.
Reconciliation of Adjusted EBITDA to Net Income
(In thousands)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2011	2011	2010	2011	2010
Adjusted EBITDA	$65,757	$51,922	$13,438	$117,679	$22,595
Interest expense, net	(1,200)	(1,958)	(6,580)	(3,158)	(9,578)
Loss on early extinguishment of debt	(7,605)	—	—	(7,605)	—
Provision for income taxes	(18,313)	(17,366)	(938)	(35,679)	(2,354)
Depreciation and amortization	(5,384)	(3,603)	(2,604)	(8,987)	(5,121)
Gain (loss) on disposal of assets	(17)	90	(1,599)	73	(1,582)

Net income	$33,238	$29,085	$1,717	$62,323	$3,960